Exhibit 4.3

FORM OF SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (“Agreement”) is made as of the          day of September 2013 by and among Benefitfocus, Inc., a Delaware corporation (the “Company”), and each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor”.

RECITALS

WHEREAS, on February 7, 2007, Benefitfocus.com, Inc. and certain of the Investors entered into the Series A Preferred Stock Purchase Agreement and a previous Investor Rights Agreement;

WHEREAS, on August 25, 2010, Benefitfocus.com, Inc. and certain of the Investors entered into the Series B Preferred Stock Purchase Agreement and an Amended and Restated Investors’ Rights Agreement;

WHEREAS, on August 14, 2013, the Company filed a registration statement with the Securities and Exchange Commission in connection with its initial public offering;

WHEREAS, it is intended that, in connection with the Company’s initial public offering, Benefitfocus.com, Inc. will merge with and into a wholly owned subsidiary of the Company and the Company will enter into this Amended and Restated Investors’ Rights Agreement; and

WHEREAS, the Investors and the Company hereby agree that this Agreement shall govern the rights of the Investors to cause the Company to register shares of Common Stock issuable to the Investors, and shall govern certain other matters as set forth in this Agreement;

WHEREAS, the Investors and the Company hereby agree that this Agreement shall be contingent upon the consummation of the Company’s IPO, as defined below, and effective (i) immediately before the consummation of the IPO, or (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, as defined below, whichever event occurs first.

NOW, THEREFORE, the parties hereby agree as follows:

1. Definitions. For purposes of this Agreement:

1.1. “Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including without limitation any general partner, officer, director, or manager of such Person and any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person, provided, however, that for purposes of Section 4 only, “Affiliate” means, in respect of any entity, such entity, each of its subsidiaries, and their respective officers, directors and employees.

1.2. “Applicable Law” means, with respect to any Person, any Law applicable to such Person, any of its Affiliates, or any of its or their properties, assets, capital stock, equity, business, operations, officers, directors, members, managers or employees.

1.3. “Common Stock” means shares of the Company’s common stock, $0.001 par value per share.

1.4. “Bank Entity” means (A) an insured bank as defined in 12 U.S.C. § 1813(h), (B) an institution organized under the laws of the United States, any State of the United States, the District of Columbia, any territory of the United States, Puerto Rico, Guam, American Samoa, or the Virgin Islands which both (1) accepts demand deposits or deposits that the depositor may withdraw by check or similar means for payment to third parties or others and (2) is engaged in the business of making commercial loans, (C) a company registered as a bank holding company with the Federal Reserve pursuant to 12 U.S.C. § 1842 and the regulations promulgated thereunder, (D) a savings association organized or chartered under the “Home Owners’ Loan Act of 1933,” as may from time to time be amended, or under the laws of any other state, (E) a company registered as a savings and loan holding company with the Federal Reserve, and any successor agency, pursuant to 12 U.S.C. § 1467(a) and the regulations promulgated thereunder, or (F) any foreign banking organization that maintains a branch, agency or commercial lending company subsidiary in the United States, and any company that controls such a foreign banking organization.

1.5. “BHC Act” means the United States Bank Holding Company Act of 1956 (and the rules and regulations promulgated thereunder).

1.6. “BHC Act De-Control Date” means the date on which the GS Investors, collectively with their Affiliates, cease to control the Company and its subsidiaries for purposes of the BHC Act.

1.7. “Board” means the board of directors of the Company.

1.8. “Compliance Policies” means, collectively and without duplication, (i) policies, procedures and controls relating to (A) corporate governance, risk management, financial reporting, internal controls, funding, and information security, in each case to measure, monitor and control potential risks arising out of the business of the Company and its subsidiaries, interactions with their customers and/or the confidential information of any of the foregoing, (B) liquidity, asset-liability and interest-rate risk management, in each case to ensure that the Company and its subsidiaries have and maintain an adequate framework to fund their operations, and (C) compliance with the covenants set forth herein and other Applicable Laws (including any Applicable Laws hereinafter adopted or promulgated), (ii) any new compliance policies or procedures relating to changes in business of, or operations in new geographic regions by, the Company and its subsidiaries, or (iii) any amendments to any of the policies or procedures referred to in clauses (i) or (ii) of this definition.

1.9. “Damages” means any loss, damage, or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.10. “Designated GS Entity” means one Affiliate of the GS Investors designated in writing by the GS Investors to the Company, which may be changed by the GS Investors from time to time by notice in writing to the Company. In the asbence of any such notification, GS Capital Partners VI Parallel, L.P. shall be deemed to be the Designated GS Entity.

1.11. “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.12. “Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.13. “Financial Company” means a company that engages in activity set forth in (i) 12 C.F.R. § 225.28 of the Federal Reserve’s Regulation Y, (ii) 12 C.F.R. § 225.86(a)(2) of the Federal Reserve’s Regulation Y, (iii) 12 C.F.R. § 211.5(d) of the Federal Reserve’s Regulation K, (iv) Sections 1843(k)(4)(A)-(E), (H) and (I) of the BHC Act, and (v) 12 C.F.R. § 225.86(d) of the Federal Reserve’s Regulation Y.

1.14. “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.15. “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.16. “GAAP” means generally accepted accounting principles in the United States.

1.17. “Governmental Entity” means any nation or government, any state or other political subdivision thereof, and any supra-national, governmental, federal, state, provincial, local governmental or municipal entity and any self-regulatory or quasi-governmental organization exercising executive, legislative, judicial, regulatory or administrative functions or pertaining to government (including, in each case, any branch, department or official thereof), or any “self-regulatory organization” as such term is defined under Section 3(a)(26) of the Securities Exchange Act of 1934 (including the Financial Industry Regulatory Authority, Inc. or any successor thereto).

1.18. “GS Group” means The Goldman Sachs Group, Inc.

1.19. “GS Investors” means those Investors listed on Schedule A hereto who are affiliated with The Goldman Sachs Group, Inc.

1.20. “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.21. “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

1.22. “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.23. “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.24. “Large Financial Company” means a Financial Company having total consolidated assets of $10 billion or more.

1.25. “Law” means any and all: (i) federal, territorial, state, local and foreign laws, ordinances, rules or regulations; (ii) codes, standards, requirements or criteria issued under any federal, territorial, state, local or foreign laws, ordinances, rules or regulations; (iii) rules of any self regulatory organization (including the rules of any national securities exchange or foreign equivalent); (iv) any and all Orders of any Governmental Entity; and (v) any publicly announced policy interpretive statement or guidance of any relevant Governmental Entity charged with the enforcement, implementation or administration of any of the foregoing.

1.26. “Order” means any writ, judgment, decree, directive, demand, ruling, decision, determination, award, injunction or order of, or memorandum of understanding or similar arrangement with, any Governmental Entity (whether preliminary or final).

1.27. “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.28. “Preferred Stock” means the Series A Preferred Stock and the Series B Preferred Stock.

1.29. “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock; (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clause (i) above; (iii) any Common Stock otherwise held by executive-level employees of the Company; and (iv) any Common Stock held by Mason Holland or Shawn Jenkins or their Affiliates; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 4.1, and any shares of Common Stock held by a Person holding less than 1% of the outstanding capital stock of the Company on an as-converted basis who is able to sell all of such shares of Common Stock within 90 days under SEC Rule 144 on a national stock exchange and for which it is determined that, pursuant to Section 2.12(c) herein, each certificate representing such shares do not require a restrictive legend.

1.30. “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.31. “Restricted Securities” means the securities of the Company required to bear the legend set forth in Section 2.12(b) hereof.

1.32. “SEC” means the Securities and Exchange Commission.

1.33. “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.34. “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.35. “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.36. “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities.

1.37. “Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, no par value per share.

1.38. “Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock, no par value per share.

2. Registration Rights. The Company covenants and agrees as follows:

2.1. Demand Registration.

(a) Form S-1 Demand. If at any time beginning one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from Holders of sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Registrable Securities (the “Requesting Holders”) that the Company file a Form S-1 registration statement with respect to such number of Regsitrable Securities as would result in an anticipated aggregate offering price, net of Selling Expenses, of at least $5 million, then the Company shall (i) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3.

(b) Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least ten percent (10%) of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $500,000, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3. To the extent the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) (a “WKSI”) at the time any registration request is submitted to the Company under this Section 2.1, and such registration request requests that the Company file an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) (an “automatic shelf registration statement”) on Form S-3, the Company shall file an automatic shelf registration statement which covers those Registrable Securities which are requested to be registered. The Company shall use its commercially reasonable best efforts to remain a WKSI (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)) during the period during which such automatic shelf registration statement is required to remain effective. If the Company does not pay the filing fee covering the Registrable Securities at the time the automatic shelf registration statement is filed, the Company agrees to pay such fee at such time or times as the Registrable Securities are to be sold. If the automatic shelf registration statement has been outstanding for at least three (3) years, at the end of the third year the Company shall refile a new automatic shelf registration statement covering the Registrable Securities. If at any time when the Company is required to re-evaluate its WKSI status the Company determines that it is not a WKSI, the Company shall use its commercially reasonable best efforts to refile the shelf registration statement on Form S-3 and, if such form is not available, Form S-1 and keep such registration statement effective during the period during which such registration statement is required to be kept effective.

(c) Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than ninety (90) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such ninety (90) day period other than pursuant to a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

(d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a) (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two registrations pursuant to Section 2.1(a) (excluding the IPO if such IPO was not requested by the Requesting Holders pursuant to Section 2.1(a)); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b). The Company shall not be obligated to cause a new registration statement on Form S-3 to become effective pursuant to Section 2.1(b) if the Company has already caused a registration on Form S-3 to become effective pursuant to Section 2.1(b) within the six (6) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1(d).

2.2. Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

2.3. Underwriting Requirements.

(a) If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company, subject only to the reasonable approval of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 2.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

(b) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below thirty percent (30%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

2.4. Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for as long as necessary to keep the registration statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed;

(j) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus;

(k) in any underwritten offering, use its reasonable efforts to obtain an opinion from the Company’s counsel and a comfort letter from the Company’s auditors, in each case, in customary form, to be delivered to the underwriters of the relevant offering;

(l) in any underwritten offering, use its reasonable efforts to make available its employees and personnel for participation in road shows and other marketing efforts at reasonable times and otherwise provide reasonable assistance to the underwriters in marketing the Registrable Securities in an underwritten offering (taking into account the needs of the Company’s business);

(m) prior to filing any registration statement pursuant to this Agreement, provide a draft of the registration statement to the Holders and consider any comments reasonably submitted by such Holders, and in connection with any underwritten offering pursuant to this Agreement, provide a draft of the preliminary prospectus or prospectus to the selling Holders and consider any comments reasonably submitted by such selling Holders; and

(n) take all reasonable action to ensure that any free writing prospectus utilized in connection with any registration covered by this Agreement complies in all material respects with the Securities Act.

In addition, the Company and the other parties hereto agree that during any time that Registrable Securities are registered on a Form S-3, (1) one or more of the Holders may engage one or more underwriters to facilitate an underwritten shelf takedown, an underwritten “block trade” or an overnight block trade or “bought deal,” (2) the Company agrees to use its commercially reasonable best efforts to cooperate with the Holder and the underwriters in order to facilitate such transaction, and (3) the Company and the other parties hereto agree that notwithstanding any other provisions herein, no notices will need to be provided by the Company to any other Holder, and no piggyback rights will apply, in connection with any such transaction.

2.5. Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6. Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for the selling Holders, shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7. Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8. Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall any indemnity under this Section 2.8(b) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) Notwithstanding anything else herein to the contrary, the foregoing indemnity agreements of the Company and the selling Holders are subject to the condition that, insofar as they relate to any Damages arising from any untrue statement or alleged untrue statement of a material fact contained in, or omission or alleged omission of a material fact from, a preliminary prospectus (or necessary to make the statements therein not misleading) that has been corrected in the form of prospectus included in the registration statement at the time it becomes effective, or any amendment or supplement thereto filed with the SEC pursuant to Rule 424(b) under the Securities Act (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any Person if a copy of the Final Prospectus was furnished to the indemnified party and such indemnified party failed to deliver, at or before the confirmation of the sale of the shares registered in such offering, a copy of the Final Prospectus to the Person asserting the loss, liability, claim, or damage in any case in which such delivery was required by the Securities Act.

(e) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(e), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(f) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(g) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9. Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10. Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of sixty-six and two thirds percent (66 2/3%) of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (i) to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included or (ii) to demand registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement in accordance with Section 4.9. As of the date hereof, the Company has entered into no other agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (i) to include such securities in any registration or (ii) to demand registration of any securities held by such holder or prospective holder.

2.11. “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 2.11 shall apply only to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Holders only if all officers, directors, and stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock) are subject to the same restrictions. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 2.11 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.

2.12. Restrictions on Transfer.

(a) The Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement. The provisions of this Section 2.12 shall not apply to any sale, pledge or transfer made pursuant to a registration statement or in accordance with Rule 144 under the Securities Act.

(b) Each certificate or instrument representing (i) the Registrable Securities and (ii) any other securities issued in respect of the securities referenced in clause (i), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.12(c)) be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.12.

(c) The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144 or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Section 2.12. Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.12(b), except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.13. The right of any Holder to request registration or inclusion in any registration statement pursuant to this Agreement shall terminate upon the expiration of four (4) years after the closing of the IPO.

3. Other Covenants.

3.1. Confidentiality. Except as otherwise provided by Section 4, each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.1 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 3.1; (iii) to any existing or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

3.2. Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Articles of Incorporation, or elsewhere, as the case may be.

3.3. Board Expenses. The Company shall reimburse the directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board.

3.4. Committees. So long as an Affiliate of The Goldman Sachs Group, Inc. serves as a director of the Company and to the extent permitted by the rules of the stock exchange on which the Common Stock of the Company is then listed, the Company agrees that such director will have the right to serve on the Compensation Committee of the board of directors of the Company (or such other committee which carries out the functions customarily fulfilled by a compensation committee) and the Nominating Committee of the board of directors of the Company (or such other committee which carries out the functions customarily fulfilled by a nominating committee), and the Company agrees to take all actions necessary to effect the foregoing. The covenants set forth in this Section 3.5, and such director’s right to serve on such committees, will terminate and be of no further force or effect when (i) the Company ceases to be a “controlled company” as defined by the rules of the stock exchange on which the Common Stock of the company is then listed or (ii) an Affiliate of The Goldman Sachs Group, Inc. ceases to be, either alone or as part of a group, a stockholder of the Company whose beneficial ownership of the voting stock of the Company results in the Company being a “controlled company,” whichever event occurs first.

4. Bank Holding Company Covenants

4.1. Cooperation. The Company shall provide the Designated GS Entity (as defined below) or its designee, as the representative of the GS Investors, with prompt written notice of, and provide access to any available documents related to, any of the following events: (a) any criminal or regulatory investigation or proceeding involving the Company or any of its subsidiaries, (b) any event or occurrence with respect to the Company or any of its subsidiaries that would, or could reasonably be expected to, result in adverse legal or regulatory consequences for the Company or its subsidiaries, (c) any regulatory, legal or internal control deficiencies at the Company or any of its subsidiaries noted by the Company, any of its subsidiaries, any governmental entity having jurisdiction over the Company or any of its subsidiaries, or any U.S. governmental entity having jurisdiction over The Goldman Sachs Group, Inc., whether as a result of an internal or external audit, in a report of regular examination by a governmental entity or otherwise and (d) (i) any material violation or breach of any Applicable Law or Compliance Policy and (ii) any event or occurrence with respect to the Company and its subsidiaries in each case that would, or would reasonably be expected to, result in a material violation or breach of any Applicable Law or Compliance Policy or require reporting to a Governmental Entity. The Company shall, and shall cause its subsidiaries to, take all commercially reasonable actions to cause any legal, regulatory or internal control deficiencies and violations of policies and procedures, including Compliance Policies, to be promptly remedied (including, without limitation, at the GS Investors’ expense, any specific actions reasonably requested in writing by the GS Investors). Furthermore, the Company shall reasonably cooperate, at the GS Investors’ expense, with the GS Investors, their members and their respective Affiliates in an effort to avoid or mitigate any cost or criminal, legal, regulatory or reputational consequences to the GS Investors and their Affiliates that might arise from any such investigation, proceeding, other action, event, occurrence, violation, or breach described in the first sentence of this paragraph (collectively, an “Event”) (as the Company deems appropriate in its reasonable discretion, for example by permitting representatives of the GS Investors to review written submissions in advance, attend meetings with authorities and coordinate and provide assistance in meeting with regulators).

The Company and its subsidiaries’ obligations under this paragraph do not include any obligation whatsoever to indemnify the GS Investors in respect of any criminal, legal or regulatory consequences to the GS Investors and their Affiliates that might arise from any Event, provided, however, that this provision does not waive or impair any other rights that the GS Investors may have under Applicable Law or otherwise than under this Agreement. In addition, nothing herein will require the Company or its subsidiaries to pay any fines or agree to judgments or settlements which the Company does not reasonably believe to be in the best interests of the Company and its shareholders.

4.2. Compliance

(a) The Company shall, and shall cause each of its subsidiaries to, implement, maintain and enforce policies and procedures reasonably designed to ensure compliance with all Applicable Laws relating to the Company and its subsidiaries and its and their assets, operations, business or personnel, including, without limitation, all Applicable Laws relating to the prevention of money laundering, financial record keeping, material non-public information and the Foreign Corrupt Practices Act or any other applicable anti-bribery or anti-corruption Law. The cost of implementation of such policies and procedures shall be the cost of the Company; provided, however, that to the extent that the implementation of any particular or additional policy or procedure is required solely due to the status of the Company as a subsidiary of GS Group under the BHC Act or is specifically requested by the GS Investors in writing, it shall be the cost of the GS Investors.

(b) The Company shall, and shall cause all of its subsidiaries and Company Affiliates, to comply with all Laws applicable to the business and operations of the Company in a manner that would be expected to not result in material adverse legal, compliance or regulatory consequences for the Company or any Company Affiliate. Without limitation of the foregoing, the Company shall, and shall cause all of its subsidiaries to, ensure that they make all material required reports, notifications and disclosures to all applicable Governmental Entities.

(c) The Company shall, and shall cause all of its subsidiaries to, maintain and enforce all Compliance Policies. In the event that the Company or any of its subsidiaries proposes to undertake a change in business or enter into a new geographic region, the Company shall (or shall cause the applicable subsidiary to) consider in good faith whether any additional Compliance Policies or modifications to existing Compliance Policies are necessary or appropriate, and implement all such additional Compliance Policies or modifications to existing Compliance Policies on a timely basis.

(d) In addition, the Company and its subsidiaries will implement a vendor management process designed to ensure that its material or high risk vendors and subcontractors adequately manage the legal, regulatory, information-security, reputational, operational, commercial and other risks inherent in their activities undertaken for or on behalf of the Company and its subsidiaries. The cost of implementation of such vendor management process shall be the cost of the Company; provided, however, that to the extent that the implementation of any particular or additional process is required solely due to the status of the Company as a subsidiary of GS Group under the BHC Act or is specifically requested by the GS Investors in writing, it shall be the cost of the GS Investors. For the avoidance of doubt, the implementation of a vendor management process generally is not required solely due to the status of the Company as a subsidiary of GS Group.

4.3. Special Goldman Sachs BHC Act Related Rights and Obligations.

(a) Semi-Annual Certification With Respect to Compliance Policies. Commencing on June 29, 2014, within 30 days of June 30 and December 31 of each year, the Company shall deliver to the Designated GS Entity a certificate in the form attached hereto as Exhibit A. A copy of such certificate shall also be delivered to the Company’s board of directors. The Designated GS Entity may amend or revise the form of certificate from time to time to the extent it reasonably determines necessary to comply with Applicable Law or guidance from a Governmental Entity; provided, that no revisions shall be made to eliminate the materiality standard for compliance set forth in such certificate.

(b) Annual Section 13(r) Certification. In addition, Affiliates of the GS Investors may be required to disclose under Section 13(r) of the Securities Exchange Act of 1934, as amended (“Section 13(r)”) whether any of their affiliates have engaged during the calendar year in certain Iran-related activities, including those targeted under the Iran Sanctions of Act of 1996 and other Iran-related Laws. To the extent that the Company, or any of its controlled Affiliates, officers or directors are, or become, engaged in any activities that would be reportable by the Company if the Company was required to make a disclosure under Section 13(r), the Company shall promptly upon becoming aware of such information disclose such information in writing to the Designated GS Entity in sufficient detail in order that Affiliates of the GS Investors can timely satisfy their own disclosure obligations under Section 13(r). After the end of each calendar year, but in no event later than thirty (30) days after the end of each calendar year, the Company shall provide a written certification to the Designated GS Entity that it and its controlled Affiliates, officers and directors have disclosed to the Designated GS Entity all activities contemplated by this Section.

(c) Right of Access and Audit. Upon the written request of the Designated GS Entity from time to time, the Company shall provide full access to all the books and records of the Company and its subsidiaries and their respective businesses to the Designated GS Entity, to the Federal Reserve and any other U.S. Governmental Entity that has jurisdiction over GS Group or any of its Affiliates, and to any outside auditor chosen by the Designated GS Entity and reasonably acceptable to the Company in order to conduct an audit of the Compliance Policies and the Company’s compliance therewith, including allowing the Designated GS Entity, such auditors, and such U.S. Governmental Entities to visit and inspect the Company and its subsidiaries’ properties; examine and make copies of their books of account and records; and discuss the Company and its subsidiaries’ affairs, finances, and accounts with their officers and their legal, regulatory or compliance personnel. Any third-party audit shall be conducted on reasonable prior notice to the Company and its subsidiaries, during normal business hours of the applicable entity, and such third-party audit must not interfere with the ordinary operations of any entity. The Designated GS Entity may exercise its audit rights no more than once in any 12-month period, provided, however, that the foregoing limitation does not apply to any audit required by a U.S. Governmental Entity. Any third-party auditor shall be required to enter into a customary nondisclosure agreement. Any third-party audit will be conducted at the Designated GS Entity’s sole expense. To the extent permitted by law, the Company shall provide the Designated GS Entity with access to any materials viewed by any such U.S. Governmental Entity. Promptly after any audit and a reasonable amount of time to review and comment on the audit, the Company shall provide the Company’s board of directors with a copy of any audit conducted on any entity.

(d) Informational and Reporting Requirements. The Company shall, and shall cause its subsidiaries to, promptly comply with any (i) written compliance inquiry or written request for information that states the basis for such inquiry or request by the Designated GS Entity in connection with GS Group’s reporting obligations to the Federal Reserve or any other U.S. Governmental Entity having jurisdiction over GS Group or any of its Affiliates and (ii) inquiry or request for information by the Federal Reserve or any other U.S. Governmental Entity having jurisdiction over GS Group, the GS Investors or any of their respective Affiliates or the Company and its subsidiaries. The Company shall, for so long as GS Group is required to file with the Federal Reserve FR Y-10, Y-11 or FR 2314 reports incorporating financial information with respect to the Company and its subsidiaries, within a reasonable amount of time following the end of the calendar year to be mutually agreed by the parties, provide to the Designated GS Entity financial statements sufficient for GS Group to incorporate into the FR Y-11 or FR 2314 reports, as appropriate, and the other organizational information listed out on Schedule 4.3(d). In addition, the Company shall notify the Designated GS Entity of any changes to the information on Schedule 4.3(d) within 30 days of any such change. Schedule 4.3(d) may be updated by the Designated GS Entity from time to time by written notice to the Company.

(e) Management Officials. The Company shall consult with the Designated GS Entity before any Management Official of the Company or any of its Subsidiaries takes a position as a Management Official of any Depository Organization or any Affiliate thereof, or any nonbank financial company designated by the Financial Stability Oversight Council for supervision by the Federal Reserve or any Affiliate thereof. The Company shall advise all Management Officials of the Company and each of its Subsidiaries of this requirement. For purposes of this section only, all capitalized terms (with the exception of Company, Subsidiary and Designated GS Entity) are defined as they are defined in the Federal Reserve’s Regulation L (12 C.F.R. Part 212).

4.4. Financial in Nature Activities; Consent Requirements.

(a) The Company shall, and shall cause its subsidiaries to, continue to conduct only activities that are permissible for GS Group, as a “Financial Holding Company” as defined in the BHC Act, to conduct under Section 4(k) of the BHC Act; provided, however, that GS Group will notify the Company if it is not permitted to engage in certain activities under Section 4(k) of the BHC Act.

(b) Without prior notice and the consent of the Designated GS Entity (which consent may only be withheld or conditioned for purposes of compliance with Applicable Law), neither the Company nor any of its subsidiaries shall purchase or otherwise acquire any shares of capital stock or other equity securities or similar interests, or securities convertible into or exchangeable or exercisable for shares of capital stock or other equity securities or similar interests, of any Bank Entity or Large Financial Company.

4.5. Restrictions on Relationships. The Company shall, and shall cause its subsidiaries to, refrain from doing business with any entity identified in writing by the Designated GS Entity when doing such business could result in GS Group or any of its subsidiaries being in violation of any agreement with a Governmental Entity or in GS Group or any of its subsidiaries being deemed to “control” such entity for purposes of the BHC Act. The Designated GS Entity may and shall notify the Company in writing from time to time to reflect any changes or updates to the list of restricted entities.

4.6. Term. Sections 4.1 to 4.5 above will remain in effect until the BHC Act De-Control Date occurs.

4.7. Confidentiality. The provisions of Section 3.1 of this Agreement notwithstanding, and without lessening the parties’ obligations under Section 3.1, the Company and the GS Investors further agree as follows:

(a) Definition of Confidential Information. “Confidential Information” means any information, technical data or know-how, including, but not limited to, that which relates to research, product plans, products, services, customers, markets, manufacturing costs, developments, inventions (whether patentable or not), manufacturing and other processes, designs, drawings, engineering information, strategies, marketing, sales and/or finances of the Company. Confidential Information does not include information, technical data or know-how that: (i) is in the possession of the GS Investors or any Affiliate at the time of disclosure as shown by the GS Investors’ or any Affiliate’s files and records in existence immediately prior to the time of disclosure and which was not acquired, directly or indirectly, from the Company; (ii) prior to or after the time of disclosure becomes part of the public knowledge or literature, not as a result of any inaction or action of the GS Investors or any affiliate or employee of the GS Investors in breach of this Agreement; or (iii) is subsequently disclosed to the GS Investors or any Affiliate by a party that, to the knowledge of the GS Investors, has the legal right to make such disclosure without obligation to the Company and who did not subject the GS Investors or any Affiliate to restrictions on disclosing or using such information.

(b) Non-Disclosure of Confidential Information. Each GS Investor agrees not to use any Confidential Information disclosed to it by the Company for any purpose (other than to monitor its investment in the Company) except to carry out its compliance with Applicable Law. Each GS Investor agrees not to disclose any Confidential Information of the Company to third parties, including, without limitation, agents, consultants or employees of the GS Investors, except (x) employees or consultants who need to know the information, provided that the GS Investor informs such employee or consultant that the information is confidential and directs such person to maintain the confidentiality of the information, (y) in order to carry out the GS Investors and any Affiliates’ compliance with Applicable Law, and (z) as required to be disclosed by Applicable Law or as requested pursuant to any court order, subpoena or other request of any court or Governmental Entity, provided that the GS Investors or its Affiliate provide the Company with prior written notice of such proposed disclosure (other than in the case of any information requested by banking regulators including the Federal Reserve for which the Company is not the specific subject of the request for information) and take reasonable and lawful actions to avoid and/or minimize the extent of such disclosure. Each GS Investor agrees that it will take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information of the Company in order to prevent it from falling into the public domain or the possession of persons other than those persons authorized hereunder to have any such information. Such measures shall include the highest degree of care that such GS Investor utilizes to protect its own Confidential Information of a similar nature. The Company acknowledges that the agreements contained in this Section 4.7(b) apply to the GS Investors (and any Affiliate, employee or consultant to which any GS Investor discloses Confidential Information) and not to any other Affiliates, employees or consultants of the GS Group that have not received Confidential Information.

4.8. Securities Laws.

(a) Each GS Investor hereby acknowledges that it is aware, and that it will advise such directors, officers and employees who are informed as to the matters which are the subject of this agreement, that securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

(b) The Company acknowledges that the GS Investors and their Affiliates and representatives are engaged in securities trading, principal investing, securities brokerage and financing activities as well as providing asset management, investment banking, financial advisory services and other financial activities in the ordinary course of business. The Company further acknowledges that the GS Investors and their Affiliates and representatives may operate and conduct business in the same industry as the Company and have business relationships with entities and individuals that are in the same industry as the Company. The Company agrees that the agreements contained herein will not preclude, limit or otherwise restrict the GS Investors and their Affiliates and representatives from engaging in any of their respective activities or having any such business relationships, including from representing third parties or acting as a principal in transactions that may involve the Company or its Affiliates; provided that the GS Investors and their Affiliates and representatives do not use the Confidential Information in connection therewith in a manner that is contrary to the agreements contained herein. The Company acknowledges that it has been advised that the GS Investors and their Affiliates may invest in, trade and/or market products or transactions that are the same as, similar to or correlated with, certain products or transactions that may be contained, or referred to, in the Confidential Information and further acknowledges that the agreements contained herein shall not restrict in any way or alter such investment, trading or marketing activities.

(c) The Company also acknowledges that the GS Investors and their Affiliates may be considering and may in the future consider business ideas, products and technologies similar to or the same as those of the Company or those set forth in the Confidential Information. Nothing in this agreement shall prevent the GS Investors and their Affiliates from pursuing any ideas or pursuing businesses similar to and related to the Company’s, either internally or through investments in or representation of third parties.

5. Miscellaneous.

5.1. Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder; provided, however, that an Investor may not assign its rights hereunder unless it holds at least 1,000 shares of Registrable Securities; and provided further, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 3.1. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

5.2. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

5.3. Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.4. Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

5.5. Notices. All notices, requests, and other communications given or made pursuant to this Agreement shall be in writing (including via email) and shall be deemed effectively given, delivered and received (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 5.5. If notice is given to the Company, a copy shall also be sent to Wyrick Robbins Yates & Ponton LLP, 4101 Lake Boone Trail, Suite 300, Raleigh, NC 27607, Attn: Donald R. Reynolds.

5.6. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of sixty-six and two thirds percent (66 2/3%) of the Registrable Securities then outstanding; provided that the Company may in its sole discretion waive compliance with Section 2.12(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Section 2.12(c) shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors in the same fashion. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Section 5.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

5.7. Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

5.8. Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

5.9. Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Common Stock after the date hereof, the Company may require that such purchaser become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter such purchaser shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such Additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

5.10. Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties, including the prior investor rights agreements, is expressly canceled.

5.11. Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.12. Expenses. The Company agrees to pay and hold the Investors harmless against liability for payment of all reasonable legal costs and expenses incurred by them in connection with any modification, waiver, consent or amendment requested by the Company in connection with any of this Agreement or any other document entered into in connection herewith (the “Transaction Documents”); it being understood and agreed that any modification or amendment to the Transaction Documents in connection with a new equity financing round of the Company shall not be subject to application of this Section 5.12.

5.13. Acknowledgment. The Company acknowledges that the Investors are in the business of venture capital and private equity investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

THE COMPANY:

BENEFITFOCUS.COM, INC.

Name: Mason Holland, Jr. Title: Chairman of the Board Address: 100 Benefitfocus Way Charleston, SC 29492

[Additional Signature Page Follows]

Signature Page to Amended and Restated Investors’ Rights Agreement

INVESTORS:

GS CAPITAL PARTNERS VI FUND, L.P. By: GSCP VI Advisors, L.L.C. its General Partner

Name: Title:

GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P. By: GSCP VI Offshore Advisors, L.L.C. its General Partner

Name: Title:

GS CAPITAL PARTNERS VI GMBH & CO. KG By: GS Advisors VI, L.L.C. its Managing Limited Partner

Name: Title:

GS CAPITAL PARTNERS VI PARALLEL, L.P. By: GS Advisors VI, L.L.C. its General Partner

Name: Title:

Signature Page to Amended and Restated Investors’ Rights Agreement

OAK INVESTMENT PARTNERS XII, LIMITED PARTNERSHIP By: Oak Associates XII, LLC, its General Partner

By:
Name: Ann H. Lamont Title: Managing Member

Mason R. Holland, Jr.

Shawn Jenkins

Signature Page to Amended and Restated Investors’ Rights Agreement

SCHEDULE A

INVESTORS

GS CAPITAL PARTNERS VI PARALLEL, L.P.

200 West Street

New York, NY 10282

GS CAPITAL PARTNERS VI GmbH & Co. KG

200 West Street

New York, NY 10282

GS CAPITAL PARTNERS VI FUND, L.P.

200 West Street

New York, NY 10282

GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.

200 West Street

New York, NY 10282

OAK INVESTMENT PARTNERS XII, LIMITED PARTNERSHIP

One Gorham Road

Westport, CT 06880

Mason R. Holland, Jr.

Shawn Jenkins

Exhibit A

Form Compliance Certificate

BENEFITFOCUS, INC.

COMPLIANCE CERTIFICATE

[Date]

Reference is made to the Second Amended and Restated Investor Rights Agreement, dated as of September     , 2013, among Benefitfocus, Inc. (the “Company”), GS Capital Partners VI, L.P., GS Capital Partners VI Offshore, L.P., GS Capital Partners VI GmbH & Co. KG, L.P., GS Capital Partners VI Parallel, L.P., and the other parties thereto (the “Investor Rights Agreement”). Capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Investor Rights Agreement.

I,                     , [Chief Executive Officer/Chief Financial Officer/Head of Compliance/General Counsel] of the Company, do hereby certify, on behalf of the Company and not in my individual capacity, as follows:

The Company has, and the Company has caused its subsidiaries to have, in [insert the most recently completed calendar year] performed and complied in all material respects with the obligations and covenants applicable to the Company in the Investor Rights Agreement, including compliance with the provisions of Sections 1.1, 1.2, 1.3, 1.4 and 1.5.

IN WITNESS WHEREOF, I have signed this certificate as of the date first set forth above.

By:
Name:
Title: [To be executed by Chief Executive Officer, Chief Financial Officer, Head of Compliance, or General Counsel]

SCHEDULE 4.3(d)

REPORTING

Legal Name	Please indicate the full legal name of the entity in the state / country of domicile. For purposes of this question, please do not report the “doing business as name” for the entity.

Domicile	Please provide the state or country where the entity was formed.

Head Office Address	Please provide the city and county (if located in the United States) and the state/province, country and zip/postal code of the entity’s head office.

Functional Regulator

Please indicate whether the entity is functionally regulated by one or more of the following U.S. regulators: state securities department, state insurance commissioner, United States Securities and Exchange Commission, or Commodity Futures Trading Commission.

For purposes of this question, entities subject to functional regulation are: 1) Brokers or dealers registered under the Securities and Exchange Act of 1934, 2) Registered investment advisers, properly registered by or on behalf of either the SEC or any State, with respect to the investment advisory activities of such investment adviser and activities incidental to such investment advisory activities, 3) An investment company that is registered under the Investment Company Act of 1940, 4) An insurance company, with respect to insurance activities of the insurance company and activities incidental to such insurance activities, that is subject to supervision by a State insurance regulator, 5) A company that is regulated by the CFTC, with respect to the commodities activities of such entity and activities incidental to such commodities activities.

SEC Reporting Status	Please indicate whether the entity is: (i) subject to 13(a) or 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”) and Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”), (ii) Subject to 13(a) or 15(d) of the Exchange Act, but not Section 404 of SOX, (iii) terminated or suspended reporting requirements under 13(a) or 15(d) of the Exchange Act, or (iv) not subject to the Exchange Act.

Entity Type

Please indicate whether the entity is one of the following entity types: (i) industrial bank or industrial loan company, (ii) limited charter bank, (iii) savings and loan association, (iv) federal savings bank, (v) cooperative bank, (vi) banking Edge or agreement corporation, (vii) depository trust company, (viii) investment Edge or agreement corporation, (ix) foreign bank other than a FBO, (x) securities underwriter, securities broker or dealer, (xi) insurance underwriter, (xii) insurance broker or agent, (xiii) nondepository trust company, (xiv) or other holding company.

If the entity does not fit any of the listed categories please provide a brief description of the entity’s business activity.

Business Organization Type	Please indicate the legal business organization type of the entity (e.g., corporation, limited liability company, limited partnership). For non-U.S. companies, please provide the business organization type (e.g., PLC, GmbH, Ltd).

Primary Activity/Secondary Activity

Please provide a brief description of the primary activity that best describes the entity’s primary activity (e.g., securities brokerage, securities underwriting) and, where applicable, the entity’s secondary activity.

The primary activity should be the activity that generated the largest percentage of gross revenue during the most recent fiscal year, and, where applicable, the secondary activity should be the activity that generated the second largest percentage of gross revenue during the most recent fiscal year.

Direct Holder’s/Holders’ Name	Please provide the legal name of the entity or entities that own an interest in the subsidiary.

Direct Holder’s/Holders’ Location	In the case of an entity that is a subsidiary of your company, please provide the city, state/province and country of the direct holder(s).

Percentage of Class of Voting Shares Owned by Direct Holder(s)

Please provide the percentage of voting shares owned by the entity’s direct holder(s).

For example, if Company A and Company B each own 50% of Company C, please indicate such percentages for each of Company A and Company B. Limited partnership interests are considered voting shares if the limited partners can vote on certain matters or replace the general partner. In the instance of a limited partnership, please report the percentage of limited partnership interests owned by each limited partner.

Other Interests Held by Direct Holder(s)

Please indicate whether a direct holder holds an interest other than voting shares in the entity which is a subsidiary of your company.

For example, if Company A is the general partner of Company C, and Company B is the limited partner of Company C, please indicate that Company A is the general partner and in the above box please indicate that Company B controls 100% of the limited partnership interests of Company C. The same analysis would apply to managing member interests versus non-managing member interests.

Note: If the direct holder holds a LLC interest, please indicate whether that holder is a managing member or a non-managing member. For example, if the holder is a managing member the LLC does not have manager(s)/director(s); however, if the holder is a non-managing member the LLC does have manager(s)/director(s).

Federal Employee Identification Number (“FEIN”)	Applicable to companies domiciled in the U.S